Exhibit 99.1

DIMON Incorporated	Tel: 434 792 7511
512 Bridge Street
Post Office Box 681
Danville, VA 24543-0681

NEWS RELEASE		Contact: Ritchie L. Bond
(434) 791-6952

October 27, 2004

DIMON Announces Extension and Amendment of Consent Solicitation

DANVILLE, Va., October 27, 2004 — DIMON Incorporated (NYSE: DMN) announced today that it has extended until 5:00 p.m., New York City time, on Friday, October 29, 2004, (the “Expiration Time”) the previously announced solicitation of consents from the holders of its $200 million 9 5/8% Senior Notes due 2011 and its $125 million 7 3/4% Senior Notes due 2013 (collectively, the “Notes”).

Based on discussions with holders of at least a majority in outstanding principal amount of each of the Notes due 2011 and the Notes due 2013, DIMON has amended the terms of the Consent Solicitation as follows:

•	Consent Payments. In the event that the consent becomes effective, DIMON will pay $35.00 for each $1,000 principal amount of Notes to each holder from which a properly completed and duly executed consent is received prior to the Expiration Time (as extended) and not properly revoked.

•	Revisions to Proposed Amendments. DIMON is revising the solicitation of consents to amend certain provisions of the indentures pursuant to which the Notes were issued to confirm the Company’s ability to make dividend payments to holders of its common stock in an amount not to exceed $3.525 million in any fiscal quarter ending on or prior to June 30, 2005, rather than $14.1 million in any twelve month period indefinitely.

Except as expressly provided herein, all other terms of the consent solicitation remain unchanged. Holders of Notes who do not timely consent as provided in the Consent Solicitation Statement, as supplemented by the Supplemental Solicitation Statement, will not receive the consent payment even though the proposed waivers and proposed amendments will be binding on them if they become effective.

Holders that have already delivered consent letters will be deemed to have consented to the proposed waiver and amendment, as amended. In addition, in the event DIMON consummates the consent solicitation, such holders will be entitled to receive the increased consent payment. If any holder desires to revoke a previously submitted consent, it must comply with the procedures for revoking consents described in the Solicitation Statement.

DIMON may extend the consent solicitation on a daily basis or for a specified period of time. If DIMON extends the consent solicitation, it will provide notice of such extension to the Information Agent and the Tabulation Agent prior to 9:00 a.m., New York City time, on the next business day following the scheduled expiration time, which will be followed as promptly as practicable by notice thereof to holders of the Notes. DIMON currently intends to notify holders of the Notes of any such extension solely by issuing a press release, but may elect to utilize other means reasonably calculated to inform holders of such extension.

If DIMON elects to extend the period during which the consent solicitation is open, all consents received will remain valid (and subject to revocation as provided in the Consent Solicitation Statement, as supplemented by the Supplemental Solicitation Statement) until the date and time to which the expiration time has been extended.

For a complete statement of the terms and conditions of the consent solicitation and of the proposed waivers and amendments to the indentures, holders of the Notes should refer to the Consent Solicitation Statement dated October 11, 2004, as supplemented by the Supplemental Consent Solicitation Statement dated October 27, 2004, which have been sent by the Company to all holders of the Notes as of October 8, 2004, the record date for the solicitation.

The Solicitation Agent is Wachovia Securities. Questions from Note holders regarding the consent solicitation may be directed to Wachovia Securities, Liability Management Group, at (704) 715-8341 or toll-free at (866) 309-6316. D.F. King & Co., Inc. is serving as Information Agent in connection with the consent solicitation. Requests from Note holders for assistance in delivering consents or for additional copies of the solicitation materials should be directed to the Information Agent at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Telephone: (212) 269-5550.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at http://www.dimon.com.